Exhibit 10.3

WAIVER AGREEMENT

This Waiver Agreement (this “Waiver”), dated as of December 16, 2024, is made by and between Zhibao Technology Inc., a Cayman Islands exempted company (the “Company”), and ___________ (the “Holder”).

WHEREAS, the Company and the Holder entered into that certain Securities Purchase Agreement dated September 23, 2024 (the “Purchase Agreement”) pursuant to which the Company issued Notes and Warrants to the Holder; and

Article I

WHEREAS, the Company is contemplating engaging in an equity line of credit for gross proceeds of up to $50 million pursuant to a registration statement on Form F-3 or Form F-1 to be filed with and declared effective by the SEC (the “Subsequent Offering”); and

WHEREAS, the Subsequent Offering would violate or result in a breach, default or Event of Default under certain provisions of the Purchase Agreement and other Transaction Documents, and the Holder has determined to waive such provisions solely as it relates to the Subsequent Offering in exchange for the consideration and subject to the terms and conditions set forth in this Waiver.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Waiver shall have the respective meanings given them in the Purchase Agreement and, if not defined therein, in the other Transaction Documents.

2. Waiver. The Holder hereby agrees to waive, solely with respect to the Subsequent Offering and subject to the terms and conditions set forth in this Waiver, the provisions of the Transaction Documents which would otherwise preclude the Subsequent Offering or constitute an Event of Default, breach or default under the Transaction Documents by the Company, or which would otherwise confer rights to the Holder in connection with the Subsequent Offering, including Sections 2.1(u) and 4.1(q) of the Note and Sections 4.12 and 4.13 of the Purchase Agreement. Provided, however, that notwithstanding the foregoing, the adjustment provisions of the Notes and Warrants shall continue to apply with respect to the Subsequent Offering.

3. Conditions to and Covenants for Waiver. Notwithstanding anything herein to the contrary, this Waiver is subject to the following terms and conditions: (i) in consideration for and as a condition precedent to this Waiver, the Company shall issue to the Holder a Warrant to purchase 240,000 shares of the Company’s Common Stock at an exercise price that will equal 120% of the average of the three daily VWAPs as of the Trading Day immediately preceding the date of this Waiver, subject to adjustment as provided therein, which Warrant shall be substantially in the form attached as Exhibit A and the underlying shares of Common Stock of which shall be deemed to be “Registrable Securities” and afforded the registration rights provided for under the Registration Rights Agreement (“RRA”) and the Purchase Agreement; (ii) the Company shall enter into a definitive written agreement with the counterparty for the Subsequent Offering (the “Subsequent Agreement”), which Subsequent Agreement shall (A) not contain any prohibition, limitation, condition or other term or provision affecting the Company or any Subsidiary’s ability to pursue or consummate a Variable Rate Transaction or similar transaction or which would otherwise prohibit, prevent or affect the transactions contemplated by the Transaction Documents and (B) not confer on the counterparty or any other Person participation rights or similar rights with respect to any financing transaction by the Company or any Subsidiary occurring after the date of the Subsequent Agreement. If a Registration Statement (as defined in the RRA) including the shares of Common Stock underlying the Warrants issued hereunder and the Warrants issued in the final First Tranche Closing (as defined in the Purchase Agreement) has not been filed with and declared effective by the SEC, the Company shall include such underlying shares in the registration statement for the Subsequent Offering, which shall not result in a failure of the Company to meet the Filing Date with respect to such Registrable Securities (as such terms are defined in the RRA) unless such registration statement is not filed on or before January 17, 2024.

4. No Modifications. In the event of any inconsistency between the Transaction Documents and this Waiver, the terms of this Waiver shall prevail, provided that except as otherwise expressly provided for in this Waiver, nothing contained in this Waiver shall be deemed or construed to amend, supplement or modify the Transaction Documents or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

5. Governing Law. Section 5.9 (Governing Law) of the Purchase Agreement between the parties hereto shall be applicable to this Waiver

6. SEC Disclosure. Immediately after execution of this letter agreement, the Company will file a Current Report on Form 6-K with the Securities and Exchange Commission disclosing the execution of this letter agreement and the transactions contemplated hereby, which Form 6-K shall be incorporated by reference into the Registration Statement. At such time, the Holder will not be in position of material non-public information.

7. Counterparts. This Waiver may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Waiver by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Waiver electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Waiver.

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IN WITNESS WHEREOF, the parties hereto have executed this Waiver as of the date first above written.

Zhibao Technology Inc. (the Company)

By:	/s/ Botao Ma
Name:	Botao Ma
Title:	Chief Executive Officer

_________ (the Holder)

By
Name:	__________
Title:	Portfolio Manager

Exhibit A

Form of Warrant

[Attached]

A-1